Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this fifth amendment to the Registration Statement on Form S-11 of our report dated March 8, 2012 except with respect to our opinion on the consolidated financial statements in so far as it relates to the effects of discontinued operations discussed in Note 3A, as to which the date is June 26, 2012, relating to the financial statements and financial statement schedule, which appears in Jones Lang LaSalle Income Property Trust, Inc.’s Current Report on Form 8-K dated June 26, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, IL

July 20, 2012